EX-99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 23, 2014, relating to the financial statements and financial highlights which appears in the October 31, 2014 Annual Report to Shareholders of Goldman Sachs Emerging Markets Equity Fund and Goldman Sachs BRIC Fund (two portfolios of the Goldman Sachs Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

August 18, 2015